UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 9, 2010 (April 6, 2010)
LINN ENERGY, LLC
(Exact name of registrant as specified in its charters)

Delaware (State or other jurisdiction of incorporation or organization)	000-51719 (Commission File Number)	65-1177591 (IRS Employer Identification No.)

600 Travis, Suite 5100 Houston, Texas (Address of principal executive offices)	77002 (Zip Code)
Registrant’s telephone number, including area code: (281) 840-4000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
Item 9.01 Financial Statements and Exhibits.
SIGNATURES
EX-4.1
EX-4.2
EX-4.3

Item 1.01	Entry into a Material Definitive Agreement.
     The information included or incorporated by reference in Item 2.03 of this Current Report on Form 8-K (this “Report”) is incorporated by reference into this Item 1.01 of this Report.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
Indenture and 2020 Notes
     On April 6, 2010, Linn Energy, LLC (the “Company”), Linn Energy Finance Corp. (together with the Company, the “Issuers”) certain subsidiaries of the Company (the “Subsidiary Guarantors”), and U.S. Bank, National Association, as trustee, entered into an Indenture pursuant to which the Issuers issued $1,300,000,000 of their 8.625% Senior Notes due 2020 (the “2020 Notes”). The 2020 Notes are general unsecured senior obligations of the Issuers. The 2020 Notes are unconditionally guaranteed jointly and severally on a senior unsecured basis by the Subsidiary Guarantors and certain future subsidiaries of the Company. The 2020 Notes rank equal in right of payment with all existing and future senior indebtedness of the Issuers, and senior in right of payment to any future subordinated indebtedness of the Issuers. The 2020 Notes are effectively junior in right of payment to any secured indebtedness of the Issuers to the extent of the collateral securing such indebtedness, and to any indebtedness and other liabilities of any non-guarantor subsidiaries. The guarantees rank equal in right of payment with all existing and future senior indebtedness of such guarantor subsidiary, and senior in right of payment to any future subordinated indebtedness of such guarantor subsidiary. The guarantees are effectively junior in right of payment to any secured indebtedness of such subsidiary guarantor to the extent of the collateral securing such indebtedness.
          Interest and Maturity
          The 2020 Notes will mature on April 15, 2020 and interest on the 2020 Notes is payable in cash semi-annually in arrears on each April 15 and October 15, commencing October 15, 2010. Interest will be payable to holders of record on the April 1st and October 1st immediately preceding the related interest payment date, and will be computed on the basis of a 360-day year consisting of twelve 30-day months.
          Optional Redemption
          At any time prior to April 15, 2013, the Issuers may on one or more occasions redeem up to 35% of the aggregate principal amount of 2020 Notes issued under the Indenture at a redemption price of 108.625% of the principal amount, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), using the net cash proceeds of one or more equity offerings by the Company, provided that:
•	at least 65% of the aggregate principal amount of 2020 Notes issued under the Indenture remains outstanding immediately after the occurrence of such redemption (excluding 2020 Notes held by the Company and its subsidiaries); and

•	the redemption occurs within 180 days of the date of the closing of such equity offering.
           Prior to April 15, 2015, the Issuers may redeem all or part of the 2020 Notes upon not less than 30 or more than 60 days’ notice, at a redemption price equal to the sum of:

•	the principal amount thereof, plus

•	accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), plus

•	the Make Whole Premium (as defined in the Indenture) at the redemption date.
          On and after April 15, 2015, the Issuers may redeem all or a part of the 2020 Notes, upon not less than 30 or more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, to the applicable redemption date, on the 2020 Notes redeemed to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), if redeemed during the twelve-month period beginning on April 15 of the years indicated below:

YEAR	PERCENTAGE
2015	104.313%
2016	102.875%
2017	101.438%
2018 and thereafter	100.000%
          Change of Control
          If a change of control event occurs, each holder of 2020 Notes may require the Company to repurchase all or a portion of that holder’s 2020 Notes for cash at a price equal to 101% of the aggregate principal amount of the 2020 Notes repurchased, plus any accrued but unpaid interest on the notes repurchased, to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the repurchase date).
           Certain Covenants
          The Indenture contains covenants that, among other things, limit the Issuers’ ability and the ability of the Company’s restricted subsidiaries to: (i) pay distributions on, purchase or redeem the Company’s units or redeem its subordinated debt; (ii) make investments; (iii) incur or guarantee additional indebtedness or issue certain types of equity securities; (iv) create certain liens; (v) sell assets; (vi) consolidate, merge or transfer all or substantially all of the Issuers’ assets; (vii) enter into agreements that restrict distributions or other payments from the Company’s restricted subsidiaries to the Company; (viii) engage in transactions with affiliates; and (ix) create unrestricted subsidiaries.
           Events of Default
          Upon a continuing event of default, the trustee or the holders of 25% of the principal amount of the 2020 Notes may declare the 2020 Notes immediately due and payable, except that a default resulting from a bankruptcy, insolvency or reorganization with respect to the Issuers, any restricted subsidiary of the Company that is a significant subsidiary or any group of its restricted subsidiaries that, taken together, would constitute a significant subsidiary of the Company, will automatically cause all 2020 Notes to become due and payable. Each of the following constitutes an event of default under the Indenture:
•	default for 30 days in the payment when due of interest on the 2020 Notes;

•	default in payment when due of the principal of, or premium, if any, on the 2020 Notes;

•	failure by the Company to comply with the covenant relating to consolidations, mergers or transfers of all or substantially all of the Issuers’ assets or failure by the Company to purchase notes when required pursuant to the asset sale or change of control provisions of the Indenture;

•	failure by the Company for 90 days after notice to comply with its reporting obligations under the Indenture;

•	failure by the Company for 60 days after notice to comply with any of the other agreements in the Indenture;

•	default under any mortgage, indenture or instrument governing any indebtedness for money borrowed or guaranteed by the Company or any of its restricted subsidiaries, if such default: (i) is caused by a failure to pay principal, interest or premium on said indebtedness within any applicable grace period; or (ii) results in the acceleration of such indebtedness prior to its stated maturity, and, in each case, the principal amount of the indebtedness, together with the principal amount of any other such indebtedness under which there has been a payment default or acceleration of maturity, aggregates $40.0 million or more, subject to a cure provision;

•	failure by the Company or any of its restricted subsidiaries to pay final judgments aggregating in excess of $40.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

•	any subsidiary guarantee is held in any judicial proceeding to be unenforceable or invalid, or ceases for any reason to be in full force and effect, or any Subsidiary Guarantor, or any person acting on behalf of any Subsidiary Guarantor, denies or disaffirms its obligations under its subsidiary guarantee; and

•	certain events of bankruptcy, insolvency or reorganization described in the Indenture with respect to the Issuers or any of the Company’s restricted subsidiaries that is a significant subsidiary or any group of its restricted subsidiaries that, taken as a whole, would constitute a significant subsidiary of the Company.

Registration Rights Agreement
          In connection with the issuance and sale of the 2020 Notes, on April 6, 2010, the Issuers and the Subsidiary Guarantors entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with RBC Capital Markets Corporation, Barclays Capital Inc. and Citigroup Global Markets Inc., as representatives of a group of initial purchasers (the “Initial Purchasers”) of the 2020 Notes. Under the Registration Rights Agreement, the Issuers and the Subsidiary Guarantors agreed to use their reasonable best efforts to file with the United States Securities and Exchange Commission and cause to become effective a registration statement relating to an offer to issue new notes having terms substantially identical to the 2020 Notes in exchange for outstanding 2020 Notes. In certain circumstances, the Issuers and the Subsidiary Guarantors may be required to file a shelf registration statement to cover resales of the 2020 Notes. The Issuers and the Subsidiary Guarantors will be obligated to file one or more registration statements as described above only if the restrictive legend on the 2020 Notes has not been removed (other than with respect to persons that are affiliates of the Company) and the 2020 Notes are not freely tradable (by persons other than the Company’s affiliates) pursuant to Rule 144 under the Securities Act of 1933, as amended, as of the 366th day after the notes were issued. If the Issuers and the Subsidiary Guarantors fail to satisfy these obligations, the Company may be required to pay additional interest to holders of the 2020 Notes under certain circumstances.
Second Amendment to the Fourth Amended and Restated Credit Agreement
          On April 6, 2010, the Company and the Subsidiary Guarantors entered into the Second Amendment to the Fourth Amended and Restated Credit Agreement (the “Second Amendment”), with BNP Paribas, as administrative agent, and the agents and lenders party thereto, which amends the Company’s Fourth Amended and Restated Credit Agreement dated as of April 28, 2009 (together with all amendments thereto, including the Second Amendment, the “Amended Credit Agreement”).
          Among other things, the Second Amendment extends the maturity of the Amended Credit Agreement to April 6, 2015. The Second Amendment also provides that, at the Company’s election, interest on borrowings under the Amended Credit Agreement is determined by reference to either the London Interbank Offered Rate (“LIBOR”) plus an applicable margin between 2.00% and 3.00% per annum (depending on the then-current level of borrowing base usage), or the alternate base rate plus an applicable margin between 1.00% and 2.00% per annum (depending on the then-current level of borrowing base usage). In addition, pursuant to the Second Amendment, the lenders approved a new borrowing base of $1.375 billion, which will be effective until the next scheduled redetermination of the borrowing base in October 2010 (unless a special redetermination is made before that time).
          The descriptions set forth above in Item 2.03 are qualified in their entirety by the Indenture, the Registration Rights Agreement and the Second Amendment, respectively, which are filed with this Report as Exhibits 4.1, 4.2 and 4.3 and are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
          (d) Exhibits.

4.1	Indenture, dated April 6, 2010, among Linn Energy, LLC, Linn Energy Finance Corp., the Subsidiary Guarantors named therein and U. S. Bank National Association, as trustee.

4.2	Registration Rights Agreement, dated April 6, 2010, among Linn Energy, LLC, Linn Energy Finance Corp., the Subsidiary Guarantors named therein and the representatives of the Initial Purchasers named therein.

4.3	Second Amendment to the Fourth Amended and Restated Credit Agreement (the “Second Amendment”), dated April 6, 2010, among the Company, the Subsidiary Guarantors, BNP Paribas, as administrative agent, and the agents and lenders party thereto.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

LINN ENERGY, LLC
Date: April 9, 2010	By:	/s/ Charlene A. Ripley
Charlene A. Ripley
Senior Vice President, General Counsel and Corporate Secretary